EXHIBIT 10

EMPLOYMENT AGREEMENT

Clean Diesel Technologies, Inc. – Michael L. Asmussen

AGREEMENT made as of the date set forth below by and between Michael L. Asmussen, 1731 Centennial Drive, Canton, MI  48187 (“Executive”) and Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), having a place of business at Suite 1100, 10 Middle Street, Bridgeport, CT  06604.

WHEREAS, the Company desires certain services for itself and Executive desires to contract with the Company to perform such services;

NOW THEREFORE, in consideration of the mutual covenants hereinafter recited, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.              Term:  This Agreement shall be effective as of the expiration of the seven (7) day revocation period in Section 12, below (the “Commencement Date”), and shall continue thereafter until terminated by either party as provided below.

2.              Scope of Work; Title:  Retroactive to February 10, 2009, Executive shall be President and Chief Executive Officer of the Company.  In such employment, Executive shall on a full-time basis direct all of Executive’s efforts toward the performance of such duties as shall be assigned to Executive by the Board of Directors of the Company. “Full time” shall mean no outside business activities without the Company’s prior consent.  Executive's place of employment shall be the Company's corporate headquarters at the above address.

3.              Compensation:  (a) Base Salary. As of February 10, 2009, The Company agrees to cause Executive to be paid for Executive’s services hereunder a Base Salary at the initial rate of Two Hundred Eighty Five Thousand Dollars ($285,000) per year.  Executive shall be paid such amounts by the Company according to its normal and customary procedures from time to time in effect but not less often than monthly. Such Base Salary shall be reviewed not later than February 10, 2010.

(b) Restricted Shares. The Company, effective upon the Commencement Date, shall issue to Executive under the Company’s Incentive Plan, Forty Thousand Shares of the Company’s Common Stock, par $0.01, restricted, however, so that of such Restricted Shares, there may only be sold, assigned, transferred or hypothecated by the Executive his heirs and assigns, Thirteen Thousand Three Hundred Thirty Three (13,333) Shares after the vesting date of February 10, 2010; Twenty Six Thousand Six Hundred Sixty Six (26,666) Shares after the vesting date of February 10, 2011; and Forty Thousand (40,000) Shares after the vesting date of February 10, 2012; and, provided further, that as a condition for any sale, assignment, transfer or hypothecation of the Restricted Shares, that on each of the foregoing vesting dates Executive shall  continue to be employed by Company as President and Chief Executive Officer unless such employment terminated as a result of disability or death or “at will” by the Company. The Certificates evidencing the Restricted Shares shall bear a legend and shall be subject to a stop order with respect to the foregoing restriction. The Executive shall be entitled to vote the Restricted Shares and receive dividends thereon, if any, pending the vesting dates; provided, however, that any such dividends shall be subject to forfeiture under the above restrictions and shall be held in a suspense account and paid over to Executive within sixty (60) days after the vesting dates of the Restricted Shares as to which such dividends shall be allocable.

(c) Annual Cash Bonus. During the term of this Agreement, Executive shall participate in the Company’s annual cash bonus plan with a Target Participation Percentage of Fifty Percent (50%) of Executive’s then Base Salary calculated on a combination of the Company’s operational results and Executive’s completed goals and objectives but subject to the limitations that no cash bonus is payable if the combined operational results and the Executive’s goals and objectives shall not have been at least Seventy Five Percent (75%) attained, as determined in the judgment of the Compensation & Nominating Committee of the Board of Directors of the Company, and no cash bonus may exceed in any event One Hundred Twenty Five Percent (125%) of the Executive’s Target Participation Percentage, all as annually approved in advance by the Compensation Committee of the Board.

(d) Stock Options.  Executive from time to time shall be entitled to participate in stock option or other equity Awards under the Company’s Incentive Plan in the discretion of the Board of Directors and on terms and conditions similar to those of other officers of the Company.

(e) Relocation. Executive shall be entitled to the relocation benefits and services as set out on Schedule A (“Relocation”) to this Agreement.

(f) Change in Control Bonus. If a change in control of the Company shall occur during the term of this Agreement and such change in control shall have been approved or authorized in advance by a majority of the Board of Directors of the Company, then the Company shall pay to Executive within sixty (60) days of such change in control, a cash bonus equal to the Executive’s then Base Salary. “Change in control” has the same meaning as set out in the Company’s Incentive Plan.

(g) Profit Enhancement to Bonus Plan. If, during the term of this Agreement, a fiscal year of the Company shall, as evidenced by the audited financial statements of the Company for that year, show a pre-tax profit of not less than $2 million, then the annual bonus pool for all employees in that year on a one time basis for that year only shall be increased by an amount equal to thirty percent (30%) of the bonus pool as otherwise calculated.

(h) Corporate Benefits. Executive shall participate also in such other benefit programs as the Company may customarily extend to its Employees as a class.  This Agreement may not be construed to prevent the Company from rescinding any benefit programs for Executive so long as such rescission applies to Employees as a class.

4.              Expenses:  Executive shall be reimbursed by the Company in accordance with Company policies for all ordinary and necessary out-of-pocket expenses incurred by Executive in performing Executive’s services hereunder.  Such expenses shall be reported from time-to-time by Executive on the Company’s customary forms of expense report and submitted for approval to the Company pursuant to its policies from time to time in effect.

5.              Termination of Employment:  (a) Just Cause.  The Company may at any time terminate this Agreement for Just Cause.  “Just Cause” shall mean, as determined by the Board of Directors in its sole discretion, conviction of Executive under, or a plea of guilty by the Executive to, any charge which would constitute a felony under the laws of Connecticut, regardless of jurisdiction; any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company regardless of the amount involved; any instance of material disloyalty, insubordination, or disparagement of the Company to an outside party; or any instance of substance abuse of a controlled substance or, otherwise, a pattern of substance abuse which limits Executive’s performance of Executive’s duties.

(b) Disability.  The Company may terminate this Agreement at any time upon the physical disability of Executive, if the Directors in their sole discretion shall determine that, as a result of physical disability Executive has for a period of six months been substantially absent from Executive’s customary place of work and unable to perform Executive’s customary duties.

(c) At Will.  Either of Executive or Company may terminate this Agreement at any time on three (3) month’s written notice one to the other.  Where Company shall terminate this Agreement for other than just cause or physical disability, the Company shall continue the Executive’s Basic Salary and Corporate Benefits as defined above and in the amount and form then enjoyed by the Executive. Such salary and benefit continuation shall be offset by any income from personal services earned by the Executive, if any, from sources other than the Company for a period which ends on the first anniversary of the Executive’s termination at will by the Company. Any period of salary continuation shall not be extended by any notice period, but shall include a notice period. If this employment is terminated by the Employee, he will, at any time, give three (3) months advance notice and shall not be entitled to any further compensation after such notice period. Executive shall be paid his Base Salary and be furnished with Corporate Benefits during the notice period, if (i) Executive works for Company through to the end of the notice period, or, (ii) Company shall expressly waive Executive’s working through to the end of the notice period and terminates Executive’s employment prior to the end of the notice period.

(d) Termination After Change in Control. If after a change in control during the term of this Agreement, the Company or any control person or entity or group (“Control Person”) shall terminate Executive’s employment for any reason other than just cause or disability during a period ending with the first anniversary of the change in control, then Executive shall first look to such Control Person to furnish to Executive the Base Salary and Corporate Benefits continuation as provided under Section 5 (c) above; provided, however, that the Company shall, if practicable, use its best efforts on a commercially reasonable basis to negotiate with the Control Person so that such control person shall assume the obligation to make such Base Salary and Corporate Benefit continuation. In the event, however, Company is unable to negotiate with the Control Person to assume the obligation set forth in Section 5(c) above, then, if Executive’s employment terminates for any reason other than just cause or disability during a period ending with the first anniversary of the change in control, the Company shall (i) pay Executive in a lump sum within sixty (60) days, an amount equal to six (6) months of Executive’s Basic Salary and (ii) continue Executive’s Corporate Benefits (including, if required, payment to Executive to enable Executive to obtain substantially equivalent health benefits, for a period of not more than six (6) months commencing with the date of termination

6.             Discoveries and Inventions:   All patentable and unpatentable inventions, discoveries and ideas which are made or conceived or reduced to practice by Executive during the term of Executive’s employment, and which are based upon or arise out of Executive’s services hereunder (“Developments”) are or shall become the Company’s property.  Executive agrees to disclose promptly to the Company each such Development and, upon the Company’s request and at its expense, Executive will assist the Company, or its designee, in making application for Letters Patent, Trade or Service Marks or Copyrights in any country in the world.  Executive further agrees, at no expense to Executive, to execute all papers and do all things which may be necessary or advisable to prosecute such applications, and to transfer to and vest in the Company, or its designee, all the right, title and interest in and to such Developments, and all applications for patents and Letters Patent, Trademarks and Service Marks and Copyrights issued thereon.  If for any reason Executive is unable to effectuate a full assignment of any such Development, Executive agrees to transfer to the Company, or its designee, Executive’s transferable rights, whether they be exclusive or non-exclusive, or as a joint inventor or partial owner of the Development.  No action or inaction by the Company shall in any event be construed as a waiver or abandonment of its rights to any such Development except an instrument in writing assigned by an authorized official of the Company by which it specifically states it intends to be bound in such respect.

7.              Proprietary Information:  Executive will not at any time, either during the term of this Agreement or thereafter, disclose to others, or use for Executive’s own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company or any of its subsidiaries or affiliates (collectively, “Proprietary Information”), which, by way of illustration, but not limitation, includes devices, structures, machines, data, know-how, business opportunities, marketing plans, forecasts, unpublished financial statements, budgets, licenses and information concerning prices, costs, Executives, customers and suppliers.  Executive’s undertakings and obligations under this Paragraph 7 will not apply to any Proprietary Information which: (a) is or becomes generally known to the public through no action on the part of the Executive or (b) is generally disclosed to third parties by the Company or any of its subsidiaries or affiliates without restriction on such third parties.  Upon termination of this Agreement or at any other time upon request, Executive will promptly deliver to the Company all keys, notes, memoranda, notebooks, computers, computer disks or drives, drawings, designs, three dimensional figures, photographs, layouts, diagrams, records, reports, files and other documents (and all copies or reproductions of such materials) in Executive’s possession or under Executive’s control, whether prepared by him or others, which contain Proprietary Information.  Executive acknowledges that this material is the sole property of the Company or a subsidiary or an affiliate of the Company.

8.              Subsequent Employment:  Following the termination of Employment for any reason, Executive agrees that for a two-year period thereafter, Executive will not recruit, entice, induce or encourage any of the Company’s other Executives or consultants to (i) engage in any activities which would be competitive to the business of the Company or (ii) to engage in any activity which, were it done by Executive, would violate any provision of Executive’s Agreement. For a two-year period after termination of employment and before performing any services for others, as Executive or consultant or otherwise, in the actual lines of business in which Executive has performed services for the Company, its subsidiaries or affiliates, Executive will notify the Company of the general nature of the services to be performed and the party for whom they will be performed and Executive will, also, prior to undertaking such service or employment inform the other party of the existence of the covenants in Sections 6, 7 and 8 of this Agreement. Executive admits that breach of Executive’s covenants hereunder regarding the Company’s Proprietary information is likely to cause serious economic injury to the Company.

9.              Assignment:  This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however,  that the acquisition by any person of all or substantially all of the assets or capital stock of the Company shall not be considered an assignment of this Agreement by the Company.

10.            Continuing Obligations:  The Executive’s covenants set forth in Sections 6, 7, and 8 above shall continue according to their terms following the termination of this Agreement. Termination of Executive’s employment for any reason shall constitute termination of this Agreement.

11.            Governing Law; Waiver of Trial by Jury; Equitable Remedies. This Agreement, the interpretation hereof and the resolution of any and all disputes between the Company and Executive shall be governed by and interpreted under the internal substantive and procedural laws of the State of Connecticut without any reference to conflicts of laws rules. In the resolution of any disputes the parties agree to submit to the exclusive jurisdiction of the Superior Court of Connecticut, Bridgeport District and waive any claims of forum non conveniens with respect to that jurisdiction and also waive any claim to trial by jury in any proceeding. The parties further agree that any violations of Executive’s covenants set forth in Sections 6, 7 and 8 above may cause irreparable harm to the Company which harm is not capable of accurate determination and for which the remedy of damages may be insufficient. Accordingly, in any proceeding to enforce the Company’s rights under such Sections 6, 7 and 8, the Company may seek, in addition to damages, equitable remedies such as injunctions, temporary injunctions and restraining orders and the parties hereby waive any requirement of bond in any such proceeding or in any appeal therefrom.

12.            Legal Advice; Rescission. Executive agrees that this Agreement involves Executive’s waiver of certain legal rights. Executive may, if Executive so chooses, consult with an attorney about the terms of this Agreement before signing it. Executive further acknowledges that (a) the Company has given Executive a twenty one (21) day period in which to consider the terms and binding effect of this Agreement, which twenty one (21) day period Executive may waive, and (b) that, if Executive does sign this Agreement, Executive shall have seven (7) days thereafter to change Executive’s mind and revoke it. Executive agrees that if Executive decides to revoke this Agreement, Executive will inform the Company within that seven (7) day period and obtain a written acknowledgment of the revocation which the Company agrees to provide. Executive understands that revocation of this Agreement will affect Executive’s employment status. Executive states that Executive has carefully read this Agreement; that Executive understands its final and binding effect and agrees to be bound by its terms; and that Executive has signed this Agreement voluntarily.

13.            Notices.  All notices hereunder shall be in writing and shall be deemed effective upon receipt, if hand delivered, or if sent by facsimile and acknowledged electronically, or by courier and receipted on delivery.  Notices by mail shall be deemed received on receipt, if sent first class or priority mail postage prepaid return receipt requested and the sender shall have the signed receipt. Otherwise notices shall be deemed effective five (5) days after transmission.  In each case notices shall be transmitted to the address first given above or such other address as may be given by notice as provided herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE	CLEAN DIESEL TECHNOLOGIES, INC.

/s/ Michael L. Asmussen	/s/ Ann B. Ruple
Name: Michael L. Asmussen	Name: Ann B. Ruple
Vice President and CFO

Date: March 20, 2009	Date: March 20, 2009

/s/ C. W. Grinnell
Name: Charles W. Grinnell
Vice President and Secretary

Date: March 20, 2009

Clean Diesel Technologies, Inc. - - Michael L. Asmussen
Employment Agreement of March 20, 2009
Schedule A
Relocation

In this Schedule “the Company” means Clean Diesel Technologies, Inc and “you,” and “your” refer to Executive, Michael L. Asmussen.

1. The Company will engage AIReS, a relocation company, to assist in the coordination of the sale of your Michigan home, your relocation to the Bridgeport area and the purchase of your new home here.

2. The Company agrees to a directed buyout offer, via AIReS, of $517,000 on the Michigan home. AIReS will commission two written appraisals on that home to determine the appraised value by averaging those appraisals. The portion of the $517,000 buyout offer, if any, in excess of the appraised value shall be taxable income to you. AIReS will purchase and resell the Michigan home and the Company shall not loan funds to you or otherwise extend any credit to you in the process of selling and purchasing the homes. The Company’s obligation to hold AIReS harmless for any loss or expense in facilitating the sale of the Michigan home shall be limited to $90,000. Further price adjustment shall be subject to CFO approval.

3. The Company shall pay to you a one-time lump sum of $20,000 for your incidental expenses consequent upon your signing a binder or written commitment for the purchase of a specific property in the Bridgeport area. This payment shall be taxable income to you.

4. The Company shall gross up and hold you harmless from the Federal and Connecticut income taxes attributable to the items of taxable income described in Nos. 2 and 3 above. The payment shall be based on your effective marginal Federal and Connecticut income tax rates as per the March 1, 2009 pay period. The gross up payment itself shall not be grossed up.

5. The Company will reimburse you for your ordinary and necessary expenses of two house hunting trips to the Bridgeport area for both you and your spouse.

6. The Company shall reimburse you for your ordinary and customary expenses of moving to the Bridgeport area, which shall include:

a) travel expense.

b) the expense of packing and shipping your family household articles, including up to 90 days storage, if necessary and also including specialty moving costs such as for a pool table and audio/visual equipment as necessary.

c) the sale and purchase costs of both homes, including attorney’s fees, brokerage commissions and title insurance for the Michigan home, mortgage closing costs for the Connecticut home, including loan origination and other fees such as appraisals, but not mortgage points.

d) such temporary housing for you and your family, if necessary, for a period of not in excess of 60 days or as otherwise approved by the Chief Financial Officer of the Company.

e) in order to ensure that the foregoing costs are ordinary and customary and entitled to reimbursement, you shall pre-clear in advance with the Chief Financial Officer of the Company by fax or e-mail any of such expenses that individually exceed the amount of $2,500.

7. You agree that the total relocation costs as described above shall be prorated and amortized over a 24 month period commencing with the sale of the Michigan home and, should you resign from the Company for reasons other than physical disability prior to the end of such 24 month period, any unamortized amount then remaining shall be repaid by you to the Company.